Exhibit 99.1

Azitra Announces Share Purchase Agreement for up to $20 Million in Partnership with Alumni Capital to Fund Clinical Pipeline

BRANFORD, Conn. – April 24, 2025 — Azitra, Inc. (NYSE American: AZTR), a clinical stage biopharmaceutical company focused on developing innovative therapies for precision dermatology, today announced that it has entered into a share purchase agreement (SPA) with Alumni Capital LP (Alumni), an institutional investor. Azitra anticipates that this partnership will provide Azitra with a flexible source of funding, enabling the Company to progress its pipeline of live biotherapeutic precision products delivered topically to treat rare and severe dermatologic conditions.

As Azitra works towards key clinical milestones, the Company anticipates the SPA will allow the Company to minimize dilution while creating and sustaining shareholder value, enabling Azitra to be judicious and plan for the timing and amount of any equity sales, which will be critical as it strategically develops its pipeline focused on Netherton Syndrome, a rare skin disorder and EGFRi associated rash, which impacts approximately 150,000 people in the U.S.

Under the terms of the agreement, Azitra has the right to sell, and Alumni has the obligation to purchase up to $20 million worth of common stock and warrants to purchase shares of common stock over a 20-month period at prices that are based on the market price at the time of each sale to Alumni. Azitra, at its sole discretion, controls the timing and amount of all sales of common stock and warrants associated with the SPA, subject to the limitations contained in the SPA.

The issuance of the shares of common stock to Alumni is being made pursuant to exemptions from the registration requirements of the federal and state securities laws. Pursuant to the SPA, the Company must register Alumni’s resale of the shares of the Company’s common stock purchased. The exercise of the warrants will be subject to shareholder approval.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Azitra, Inc.

Azitra, Inc. is a clinical stage biopharmaceutical company focused on developing innovative therapies for precision dermatology. The Company’s lead program, ATR-12, uses an engineered strain of S. epidermidis designed to treat Netherton syndrome, a rare, chronic skin disease with no approved treatment options. Netherton syndrome may be fatal in infancy with those living beyond a year having profound lifelong challenges. The ATR-12 program includes a Phase 1b clinical trial in adult Netherton syndrome patients. ATR-04, Azitra’s additional advanced program, ATR-04, utilizes another engineered strain of S. epidermidis for the treatment of EGFR inhibitor (“EGFRi”) associated rash. Azitra has received Fast Track designation from the FDA for EGFRi associated rash, which impacts approximately 150,000 people in the U.S. Azitra has an open IND for its ATR-04 program in patients with EGFRi associated rash. The ATR-12 and ATR-04 programs were developed from Azitra’s proprietary platform of engineered proteins and topical live biotherapeutic products that includes a microbial library comprised of approximately 1,500 bacterial strains. The platform is augmented by artificial intelligence and machine learning technology that analyzes, predicts, and helps screen the library of strains for drug like molecules. For more information, please visit https://azitrainc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include, without limitation, statements regarding the expected timing of the abstract detailing the Phase 1/2 clinical trial for our ATR-04 program, the initiation of dosing in the Phase 1/2 clinical trial for our ATR-04 program, and statements about our clinical and preclinical programs, and corporate and clinical/preclinical strategies.

Any forward-looking statements in this press release are based on current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to that, we may not satisfy the conditions required in the SPA to sell shares to Alumni, we may not successfully sell any shares of common stock to Alumni, we may fail to successfully complete our Phase 1b trial for ATR-12 program; we may experience delays in the dosing of our first patient in our Phase 1/2 trial for our ATR-04 program; our product candidates may not be effective; there may be delays in regulatory approval or changes in regulatory framework that are out of our control; our estimation of addressable markets of our product candidates may be inaccurate; we may fail to timely raise additional required funding; more efficient competitors or more effective competing treatment may emerge; we may be involved in disputes surrounding the use of our intellectual property crucial to our success; we may not be able to attract and retain key employees and qualified personnel; earlier study results may not be predictive of later stage study outcomes; and we are dependent on third-parties for some or all aspects of our product manufacturing, research and preclinical and clinical testing. Additional risks concerning Azitra’s programs and operations are described or incorporated by reference in our annual report on Form 10-K filed with the SEC on February 24, 2025. Azitra explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Contact

Norman Staskey

Chief Financial Officer

staskey@azitrainc.com

Investor Relations

Tiberend Strategic Advisors, Inc.

Jon Nugent

205-566-3026

jnugent@tiberend.com

Media Relations

Tiberend Strategic Advisors, Inc.

Casey McDonald

646-577-8520

cmcdonald@tiberend.com